                                    EXHIBIT 4

                                MERGER AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), is made and entered into as of the 9th day of January, 1995, by and among First Security Corporation, a Delaware corporation ("FSC"), First Security Insurance Inc., a Utah corporation ("FSI"), Gaskill Insurance Agency, Inc., a Utah corporation ("GASKILL"), and Douglas C. Gaskill, as one of two shareholders of Gaskill ("SHAREHOLDER").


                                    RECITALS

     A.  FSC is a multibank holding company.

     B.  FSI is a wholly owned subsidiary of FSC and is an insurance agency.

     C.  Gaskill is an insurance agency.

     D. Gaskill is authorized by its Articles of Incorporation to issue 2,500 shares of common stock, par value $10.00 per share ("GASKILL COMMON STOCK"), of which as of the date of this Agreement there were 1,150 shares issued and outstanding, 575 of which are issued to Lyle L. Gaskill and held in escrow (the "ESCROW") by First Security Bank of Utah, N.A., pursuant to that certain Stock Purchase Agreement dated August 1, 1985 by and between Lyle Gaskill and Gaskill (the "STOCK PURCHASE AGREEMENT"), and 575 of which are owned by the Shareholder.

     E. Under the terms of the Stock Purchase Agreement, Gaskill has the right to vote the 575 shares of Gaskill Common Stock issued to Lyle Gaskill.

     F. The parties hereto desire that Gaskill be merged with and into FSI upon the terms and subject to the conditions set forth in this Agreement.


                                    AGREEMENT

     In consideration of the recitals listed above, and of the terms and mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto covenant and agree, subject to the satisfaction or waiver of the conditions contained herein, that Gaskill shall be merged with and into FSI, in accordance with the laws of the State of Utah, and do hereby agree, prescribe and set forth the terms and conditions of such merger (the "MERGER"), and the mode of carrying the same into effect, as follows:


                    ARTICLE ONE - MERGER OF GASKILL INTO FSI

     SECTION 1.1 MERGER. Subject to the terms and conditions of this Agreement, Gaskill shall be merged with and into FSI at the Closing (as defined in Section 2.1 below), with FSI being the surviving corporation.


                       ARTICLE TWO - CLOSING OF THE MERGER

     SECTION 2.1 CLOSING. Unless this Agreement is earlier terminated in accordance with Article Eight, Gaskill shall be merged with and into FSI, with FSI being the surviving entity, all as contemplated by this Agreement, at a closing (the "CLOSING") to be held at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Suite 400, Salt Lake City, Utah, on February 1, 1995, at 10:00 a.m. (the "CLOSING DATE") or at such other date and time as upon which the parties may mutually agree.

     SECTION 2.2 FILING OF ARTICLES OF MERGER AND PLAN OF MERGER. FSI and Gaskill shall execute Articles of Merger in substantially the form attached to this Agreement as Exhibit A. The Merger shall be effected by filing such Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code (the "DIVISION"). The term "EFFECTIVE DATE" shall mean the date on which the Articles of Merger are so filed, and the "EFFECTIVE TIME" shall mean the time at which the Merger is effective under the Utah Revised Business Corporation Act.

     SECTION 2.3 EFFECT OF THE MERGER. At the Effective Time, Gaskill shall be merged, in accordance with the Utah Revised Business Corporation Act, into FSI, and FSI, as the surviving corporation, shall continue its corporate existence under the laws of the State of Utah. The separate corporate existence of Gaskill shall terminate at the Effective Date and all of the assets of Gaskill shall become the property of FSI as the surviving corporation. The outstanding shares of Gaskill Common Stock shall be converted into shares of FSC Common Stock and cash, as provided in Section 2.4, below.

     SECTION 2.4  CONVERSION OF SHARES.

          2.4.1 BASIS FOR CONVERSION OF SHARES. The basis for converting and exchanging the issued and outstanding shares of the stock of each of the constituent corporations shall be as follows:

               (a) FSI SHARES. All shares of common stock, par value $10.00 per share, of FSI ("FSI Common Stock") that are outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding immediately after the Effective Time of the Merger.

               (b) GASKILL COMMON STOCK. Each share of common stock, par value $10.00 per share, of Gaskill ("Gaskill Common Stock") which is outstanding immediately prior to the Effective Time (which number shall be not more than 575), other than shares as to which dissenters' rights are perfected, and all rights in respect thereof, shall be converted, IPSO FACTO, and without any action on the part of the holder thereof, into the right to receive

     171.3044 shares (the "EXCHANGE RATIO") of the common stock, par value $1.25, of FSC ("FSC COMMON STOCK").

          2.4.2  SURRENDER OF CERTIFICATES.

               (a) RIGHTS UPON SURRENDER. After the Effective Time of the Merger, the sole holder of shares of Gaskill Common Stock outstanding immediately prior to the Effective Time of the Merger shall, upon surrender for cancellation of a certificate or certificates representing such shares to FSC or its agent designated for such purpose, be entitled to receive a certificate or certificates representing the number of shares of FSC Common Stock into which such shares of Gaskill Common Stock shall have been converted pursuant to the provisions of this Article (subject to Section
     2.4.3 below).

               (b) RIGHTS PENDING SURRENDER. Until so surrendered, the certificates which prior to the merger represented shares of Gaskill Common Stock, shall be deemed, for all corporate purposes, to evidence the right to receive the shares of FSC Common Stock into which such shares of Gaskill Common Stock shall have been converted; provided, however, that (i) no dividends with respect to shares of Gaskill Common Stock so converted to FSC Common Stock shall be paid until the holder shall have surrendered certificates therefor, at which time the holder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted, and (ii) no interest shall accrue or be payable with respect to the amount of cash into which any fractional share shall have been converted pursuant to Section 2.4.3 below.

               (c) ISSUANCE OF CERTIFICATES IN DIFFERENT NAME. If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to FSC or its agent designated for such purpose any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC or its agent that such tax has been paid or is not payable.

          2.4.3 FRACTIONAL SHARES. No fractional shares of FSC Common Stock shall be issued in or as a result of the Merger, but, in lieu of any such fractional shares, each holder of shares of Gaskill Common Stock who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of stock certificates as provided in Section 2.4.2 above will, upon such surrender, be paid an amount of cash (without interest) determined by multiplying (a) the FSC Common Stock price determined as the average of the bid and ask price of FSC Common Stock as quoted on NASDAQ, National Market System, at closing on the day preceding the Effective Time, by (b) the fractional share interest in FSC Common Stock to which the holder would otherwise be entitled.

     SECTION 2.5 ARTICLES OF INCORPORATION. The Articles of Incorporation of FSI in effect immediately prior to the Effective Time of the Merger shall be and constitute the Articles of Merger of FSI as the surviving corporation until further amended in the manner provided by law.

     SECTION 2.6 BYLAWS. The Bylaws of FSI as in effect immediately prior to the Effective Time of the Merger shall be and constitute the Bylaws of FSI as the surviving corporation, until further amended in the manner provided by law.

     SECTION 2.7 DIRECTORS. The Board of Directors of FSI, and the members thereof, immediately prior to the Effective Time, shall be and constitute the Board of Directors and the members thereof of FSI as the surviving corporation.

     SECTION 2.8 OFFICERS. The officers of FSI immediately prior to the Effective Time shall be and constitute the officers of FSI as the surviving corporation.

     SECTION 2.9 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, FSI as the surviving corporation, or its successors or assigns, shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in FSI its rights, title or interest in, to or under any of the rights, properties or assets of Gaskill acquired or to be acquired by FSI as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of FSI shall be authorized to execute and deliver, in the name and on behalf of Gaskill or otherwise, all deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of Gaskill or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties and assets of Gaskill or otherwise to carry out this Agreement.


                      ARTICLE THREE - CONDITIONS OF CLOSING

     SECTION 3.1 CONDITIONS OF CLOSING FOR ALL PARTIES. The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

          3.1.1 REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to, the consents, approvals and permissions of all applicable regulatory authorities, which are necessary to the carrying out of the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph 3.1.1 shall not have imposed any significant conditions which FSC and FSI reasonably deem to be materially disadvantageous or burdensome.

          3.1.2 NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter by any third party which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

          3.1.3 TAX MATTERS. Gaskill and FSC shall have received (unless otherwise dispensed with by them) an opinion from their respective counsel to the effect (a) that the Merger will constitute a nontaxable reorganization in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and (b) that any other matters agreed to by the parties will be favorably treated for tax purposes.

          3.1.4 STOCK PRICE. Unless waived by the parties, the closing sale price of FSC Common Stock as quoted on NASDAQ during the twenty (20) trading days ending on the fifth (5th) day preceding Closing, shall not have been higher than $32.00 per share nor lower than $20.00 per share.

          3.1.5 RELEASE OF CLAIMS BY C. BRETT NILSSON AND STUART P. YOUNG. C. Brett Nilsson ("NILSSON") and Stuart P. Young ("YOUNG") shall each have executed a release in favor of Gaskill, the Shareholder, FSC and FSI in connection with an offer to each of them by the Shareholder for the purchase of shares of Gaskill Common Stock and to the effect that neither has an ownership interest or a right to ownership in Gaskill or a right to acquire an ownership interest in either FSC or FSI.

     SECTION 3.2 CONDITIONS OF CLOSING FOR FSC AND FSI. The obligation of FSC and FSI, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

          3.2.1 GASKILL RESOLUTIONS; CORPORATE DOCUMENTS. Gaskill shall have delivered to FSI a certified copy of resolutions duly adopted by its Board of Directors and its shareholder(s) approving this Agreement and the Merger as contemplated hereby. Gaskill shall deliver to FSI (a) copies, certified by the Division, of its Articles of Incorporation; (b) copies certified by its Corporate Secretary of its Bylaws; and (c) a certificate of good standing as to Gaskill, dated as of the Closing Date, issued by the Division.

          3.2.2 GASKILL'S AND THE SHAREHOLDER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Unless waived in writing by FSI and FSC in their sole discretion, the respective representations and warranties of Gaskill and the Shareholder contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Gaskill and the Shareholder shall have performed in all material respects all of their respective obligations and agreements hereunder theretofore to be performed by them. FSC and FSI shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, from Gaskill executed on its behalf by one of its duly authorized executive officers, and from the Shareholder.

          3.2.3 OPINION OF GASKILL'S COUNSEL. Unless waived in writing by FSC and FSI in their sole discretion, FSC and FSI shall have received at the Closing from Parsons Behle & Latimer, counsel to Gaskill, a written opinion, dated the Closing Date, substantially in the form of Exhibit B hereto.

          3.2.4 AFFILIATES LETTER. Unless waived in writing by FSC in its sole discretion, FSC shall have received a letter from each person who, in the opinion of Gaskill and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the Securities Act) of Gaskill, in the form attached hereto as Exhibit C. Such "affiliates" letter shall include covenants with respect to the continued ownership of the shares of FSC Common Stock to be received in the Merger.

          3.2.5 POOLING OF INTEREST. Unless waived in writing by FSC in its sole discretion, FSC shall have received a letter from Deloitte & Touche, its independent public accountants, in form and substance reasonably satisfactory to FSC, that the transaction may be properly accounted for as a "pooling of interest."

          3.2.6 CONDITION OF GASKILL. FSI shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted as soon as possible after execution of this Agreement and updated as of the Closing Date, that (a) the assets, books, records and operations of Gaskill are in reasonably satisfactory condition and will not adversely impact FSI after consummation of the Merger; (b) based on the review of the assets, books, records and operations of Gaskill by FSI, there are no liabilities (existing, threatened or contingent) which have not been disclosed pursuant to the Disclosure Schedules or the Financial Statements delivered to FSC and FSI pursuant to Section 5.1.6, below, which FSI, in its discretion, determines may have a materially adverse impact on the operations or the business (financial or otherwise) of Gaskill or FSI after consummation of the Merger, provided, however, that the loss or prospective loss of any single account of Gaskill shall be deemed not to be a materially adverse impact; (c) the assets identified in Exhibit D attached hereto, are owned by Gaskill, free and clear of any claims or encumbrances; (d) the net earnings before taxes of Gaskill for the years ended 1993 and 1994 are as reported in the Financial Statements as delivered to FSI pursuant to Section 5.1.6; and (e) as of the Closing Date, the net worth of Gaskill, calculated in accordance with generally accepted accounting principles, and after accrual or payment of its expenses incurred with respect to the Merger, including but not limited to auditor's and attorneys' fees, will exceed its net worth as set forth in the May 31, 1994 Financial Statements.

          3.2.7 SHAREHOLDER NONCOMPETITION AGREEMENT. The Shareholder shall have entered into a noncompetition agreement with FSI in a form mutually acceptable to the parties which shall provide for a term of three (3) years from and after the Effective Time and a geographical restriction limited to the States of Utah and Idaho.

          3.2.8 EMPLOYMENT AGREEMENTS. Nilsson and Young shall each have entered into a three (3) year employment agreement with FSI in a form acceptable to FSI, and their respective employment agreements shall include a compensation matrix for the period January 1, 1995 to December 31, 1995 (the "MATRIX"), with Nilsson's Matrix in the form attached hereto as Exhibit E-1 and Young's Matrix in the form attached hereto as Exhibit E-2.

          3.2.9 NON-COMPETITION AGREEMENTS. Each licensed sales person employed by Gaskill shall have entered into an agreement not to compete with FSI substantially in the form of Exhibit F hereto.

          3.2.10 RELEASE OF ENCUMBRANCES ON GASKILL COMMON STOCK. All encumbrances or similar claims which may exist against Gaskill Common Stock, including but not limited to the encumbrance set forth on Section 5.1.4 of the Disclosure Schedule, shall be eliminated.

          3.2.11 TERMINATION OF ESCROW AND TRANSFER OF STOCK FROM LYLE GASKILL TO GASKILL. Lyle Gaskill shall have terminated the Escrow and transferred and delivered to Gaskill, and Gaskill shall have cancelled, the 575 shares of Gaskill Common Stock originally issued to him. Gaskill shall have delivered to FSI and FSC in writing a release executed by Lyle Gaskill in favor of Gaskill, FSI and FSC to the effect that Lyle Gaskill has no ownership interest in Gaskill and in connection with the Stock Purchase Agreement.

          3.2.12 TERMINATION OF GASKILL BENEFIT PLANS. Gaskill shall have terminated its Flexible Benefits Plan, Management Incentive Compensation Plan and Tuition Reimbursement Plan and shall have delivered to FSI an acknowledgement in writing from Brenda Chavez to the effect that she will have no rights with respect to the Management Incentive Compensation Plan from and after the Effective Time.

     SECTION 3.3 CONDITIONS OF CLOSING FOR GASKILL AND THE SHAREHOLDER. The obligation of Gaskill and the Shareholder, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

          3.3.1 FSC AND FSI REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Gaskill in its discretion, the representations and warranties of FSC and FSI contained in this Agreement shall be correct on and as of the Effective Time with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, FSC and FSI shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Gaskill shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of each of FSC and FSI by one of their duly authorized executive officers.

          3.3.2 OPINION OF FSC COUNSEL. Unless waived in writing by Gaskill, Gaskill shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC, a written opinion, dated the Closing Date, substantially in the form of Exhibit G hereto.


             ARTICLE FOUR - COVENANTS OF GASKILL AND THE SHAREHOLDER

     SECTION 4.1 COVENANTS OF GASKILL AND THE SHAREHOLDER. Gaskill and the Shareholder hereby covenant and agree with FSC and FSI as follows:

          4.1.1 NEGATIVE COVENANTS. Except as otherwise specifically provided in this Agreement, between the date hereof and the Effective Time (as defined in Section 2.2, above) or the time when this Agreement terminates as provided herein, neither Gaskill nor the Shareholder shall, without the prior written authorization of the President of FSI:

               (a) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make or approve any change in Gaskill's authorized capital stock, or issue, agree to issue or permit Gaskill to become obligated to issue any shares of Gaskill's capital stock, or securities convertible into its capital stock, or, with respect to the Shareholder, sell, agree to sell or become obligated to sell any shares of Gaskill Common Stock.

               (b) OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights of any kind relating to the purchase of shares of Gaskill Common Stock, or securities convertible into shares of Gaskill Common Stock.

               (c) DIVIDENDS. Declare or pay any dividends or other distributions on any shares of Gaskill Common Stock.

               (d) PURCHASE OF SHARES. Purchase or otherwise acquire, or agree or become obligated to acquire, any shares of Gaskill Common Stock.

               (e) BENEFIT PLANS. Except as required by law, enter into or amend any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of its directors, officers or other employees.

               (f) CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes Gaskill not to conduct its business in a manner consistent with normal business practices,
     (ii) has or is likely to have a material and adverse effect on Gaskill's financial condition (present or prospective), businesses, properties, assets or operations (the parties hereto recognize that the operation of Gaskill until the Effective Time is the responsibility of Gaskill and its Board of Directors and officers; nevertheless, Gaskill shall keep FSI advised of all important changes in its financial condition (present or prospective), businesses, properties, assets or operations).

               (g) ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any significant part of the assets of any other company.

               (h) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, mortgage, pledge or subject to a lien or any other encumbrance any of Gaskill's assets, dispose of any of Gaskill's assets, incur or cancel any of Gaskill's indebtedness or claims, permit Gaskill to purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $5,000.00, or increase any compensation or benefits payable to Gaskill's officers or employees, except routine merit increases in accordance with past practices.

               (i) AMENDMENTS TO ARTICLES AND BYLAWS. Amend Gaskill's Articles of Incorporation or Bylaws.

          4.1.2 REPAYMENT OF LOANS. Within thirty (30) days after the Closing, FSI shall have received payment in full of the outstanding principal and accrued interest under those certain loans made by Gaskill to each of Douglas C. Gaskill, Mary Gaskill and Aritha B. Gaskill (the "LOANS"), as described and in the amounts set forth on Exhibit H.

          4.1.3 ACTIONS; INVESTIGATION; ACCESS. Gaskill and the Shareholder shall diligently endeavor to take or cause to be taken all action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSI to that end, including, without limitation, by providing to FSC and FSI, and their employees, agents, accountants and counsel, access to Gaskill's books, records, reports, tax returns and facilities and to Gaskill's employees, agents, accountants and counsel; provided, however, that FSC and FSI shall perform and conduct such investigation in a manner that will not unreasonably interfere with Gaskill's normal operations, customers or employee relations.

          4.1.4 REGULATORY APPROVALS. Gaskill and the Shareholder shall (a) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC and FSI to that end, and (b) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article Three. Gaskill shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

          4.1.5 NOTIFICATION OF ACTIONS. Gaskill shall immediately notify FSC and FSI in the event of the breach of any of its covenants, or the covenants of its Shareholder, as set forth in this Article Four.

          4.1.6 CONDUCT AND PRESERVATION OF BUSINESS AND EMPLOYEE RELATIONSHIPS. Between the date hereof and the Effective Time, Gaskill shall conduct its business in the normal and regular manner and shall cooperate with FSI in its efforts to retain for the benefit of FSC and FSI the continuing service of the present officers and employees of Gaskill, and shall continue to conduct business with the normal efforts to preserve the goodwill of customers and others having business relations with Gaskill, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect.

            ARTICLE FIVE - COVENANTS, REPRESENTATIONS AND WARRANTIES
                         OF GASKILL AND THE SHAREHOLDER

     SECTION 5.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF GASKILL AND THE SHAREHOLDER. Gaskill and the Shareholder jointly and severally covenant, represent and warrant to, and agree with, FSC and FSI, and acknowledge, as of the date of this Agreement and as of the Closing Date (as defined in Section 2.1, above) as follows:

          5.1.1 DISCLOSURE SCHEDULE. Attached to this Agreement is a schedule (the "DISCLOSURE SCHEDULE") which contains certain information regarding Gaskill as referenced in various places in this Agreement. All information set forth in the Disclosure Schedule shall be deemed for purposes of this Agreement to constitute an integral part of this Agreement and of Gaskill's representations and warranties under this Agreement. The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs within this
Section 5.

          5.1.2 ORGANIZATION, CONDUCT OF BUSINESS, ETC. Gaskill (a) is duly organized, validly existing and in good standing under the laws of the State of Utah, (b) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses require such qualification, except where failure to so qualify would not have a material adverse effect on such corporation or its businesses, operations, properties, assets or condition (financial or otherwise), and (d) is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on such corporation or its businesses, operations, properties, assets or condition (financial or otherwise). The states in which Gaskill is qualified to do business are listed in Section 5.1.2 of the Disclosure Schedule. There has not been any claim by any other state or jurisdiction to the effect that Gaskill is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

          5.1.3 OPTIONS, WARRANTS, ETC. Except as set forth in Section 5.1.3 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, units or other commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Gaskill, whether by Gaskill or the Shareholder.

          5.1.4 CAPITAL STOCK. All the outstanding shares of Gaskill Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as to the 575 shares issued to Lyle Gaskill as set forth in Section 5.1.4 of the Disclosure Schedule, which shares Gaskill and the Shareholder shall cause to be transferred and delivered to Gaskill for cancellation prior to Closing, the Shareholder owns all the issued and outstanding stock of Gaskill free and clear of any security interest, pledge, lien, encumbrance or claim. Except as set forth in Section 5.1.4 of the Disclosure Schedule, no shares of Gaskill Common Stock are subject to any voting or shareholder's or similar agreement or arrangement restricting the transferability thereof, granting to any person or entity a right of first refusal with respect thereto, or restricting or controlling the voting thereof. No restrictive legend appears on the face or back of any certificates representing Gaskill Common Stock. Gaskill has no equity interest in any other business entity or organization.

          5.1.5 AUTHORIZATION; VALIDITY OF AGREEMENT. Gaskill has all necessary corporate power and authority to execute and deliver this Agreement on behalf of itself and as holder of the voting rights with respect to the 575 shares of Gaskill Common Stock issued to Lyle Gaskill. The Shareholder has all necessary power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by all necessary corporate action on the part of Gaskill, including by the Board of Directors and the shareholder(s) of Gaskill, has been duly executed and delivered on Gaskill's behalf, has been duly executed and delivered by the Shareholder, constitutes a valid and binding agreement of each of Gaskill and of the Shareholder, and is enforceable against each of them in accordance with its terms.

          5.1.6  GASKILL FINANCIAL STATEMENTS.

               (a) STATEMENTS. Except as set forth in Section 5.1.6 of the Disclosure Schedule, Gaskill has delivered at its own cost and expense its Balance Sheets as of May 31, 1993 and May 31, 1994, and its Statements of Income and Statements of Cash Flow for the years ended May 31, 1993 and May 31, 1994, together with all related notes and schedules and with an unqualified report thereon of independent certified public accountants reasonably acceptable to FSC and FSI, and its unaudited interim Balance Sheet and Statement of Income for the period ended November 30, 1994 (hereinafter the "GASKILL FINANCIAL STATEMENTS" or the "FINANCIAL STATEMENTS"), which were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statements which require customary year-end adjustments and omit footnote disclosures).

               (b) ACCURACY. The Gaskill Financial Statements present fairly Gaskill's financial condition, results of operations and changes in cash flow as of such dates.

               (c) INTERIM FINANCIAL STATEMENTS. Gaskill will provide to FSI from time to time prior to the Effective Date all interim financial statements relating to it that it customarily prepares.

          5.1.7 GASKILL TAX RETURNS. Gaskill has delivered true and correct copies of all tax returns filed by it for its fiscal years ending 1991, 1992, 1993 and 1994. Gaskill has filed all federal tax returns and all state and local tax returns (whether relating to income, sales, franchise, real or personal property or other types of taxes) required to be filed, and has paid all taxes that have become due pursuant to such returns. No penalties or other charges are, or will become, due with respect to the late filing of any such return. Each such tax return heretofore filed by Gaskill correctly and accurately reflects the amount of its tax liability thereunder. Gaskill has also paid all other assessments or taxes to the extent that the same have become due and payable. The reserve on its Balance Sheet as of August 31, 1994, which has been delivered to FSC and FSI pursuant to Section 5.1.6 hereof, for accrued and unpaid taxes is sufficient for the payment of all federal, state, local, county and foreign taxes, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of Gaskill's business up to and through the date of such Balance Sheet. None of Gaskill's federal, state or local income or other tax returns has been audited. Except as set forth in Section
5.1.7 of the Disclosure Schedule, there are not in force any extensions of time with respect to the dates on which any tax return was or is due to be filed by Gaskill, or any waivers or agreements by it for the extension of time for the assessment or payment of any tax.

          5.1.8 OTHER LIABILITIES. Except as and to the extent reflected or reserved against in Gaskill's Balance Sheet as at November 30, 1994, delivered to FSC and FSI pursuant to Section 5.1.6 hereof, or set forth in Section 5.1.8 of the Disclosure Schedule, Gaskill has no liabilities or debts, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to, liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Subsequent to the date of such Balance Sheets, Gaskill has not incurred any liabilities or debts of any nature whatsoever other than those incurred in the ordinary course of business and which, individually or in the aggregate, do not exceed $5,000.00. Except as set forth in Section 5.1.14 of the Disclosure Schedule, there are no suits, actions or proceedings pending or, to the knowledge of Gaskill or any of its directors, officers or the Shareholder, threatened, or any contingent liability, which would give rise to any right of indemnification on the part of any director or officer of Gaskill or his or her heirs, executors or administrators, as against Gaskill or any successor to the business of Gaskill.

          5.1.9 COMPLIANCE WITH ENVIRONMENTAL LAWS. To the best knowledge of Gaskill and the Shareholder, Gaskill has not stored, disposed of or arranged for the disposal of asbestos, ureaformaldehyde foam insulation, PCBs, dioxin, mercury, lead or uranium (or other heavy metal or radioactive) product or tailings, petroleum or petroleum products, or other "Toxic Materials," "Hazardous Substances," "Hazardous Waste" or radioactive material (together, "REGULATED SUBSTANCES"), as such are defined in or governed by the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act of 1986, the Atomic Energy Act or the Federal Energy Regulatory Act, or any other applicable federal or state regulatory act, rule or regulation governing the generation, use, handling, storage or disposal of chemical, hazardous or radioactive materials (together, the "REGULATORY ACTS") in any regulated form or quantity, at any facility, location or site, or permitted others to do so, so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under any Regulatory Act, and Gaskill has not received any notice of any potential claim under any Regulatory Act. After due inquiry and investigation, no property owned, leased or operated by Gaskill has been used or is being used by any person for the storage of any Regulated Substance, including without limitation in construction or fill materials, and Gaskill and the Shareholder jointly and severally agree that, during the period up to and including the Effective Date, such materials will not be located, stored or used on or in any of such properties without notifying FSI in advance and obtaining its consent.

          5.1.10 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered pursuant to Section 5.1.6 or set forth in Section 5.1.10 of the Disclosure Schedule, Gaskill owns, free and clear of any security interest, lien, claim, charge, option, or other encumbrance, all of the property, real, personal or mixed, reflected in its Financial Statements or otherwise owned by it, and all property acquired since such date. In Gaskill's opinion, all such properties which are material to its business or operations are in a good state of maintenance and repair and are adequate for their current uses and purposes. During each of the past three calendar years, Gaskill and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, and such insurance protection continues in effect as of the date hereof. Gaskill has delivered to FSI true and correct copies of all deeds, title insurance policies and surveys it has with respect to the real property owned by it, if any, and copies of all leases with respect to real property leased by it.

          5.1.11 ABSENCE OF DEFAULTS. Except as set forth in Section 5.1.11 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of Gaskill's Articles of Incorporation or Bylaws, or any agreement to which Gaskill is a party or by which it is bound or to which any of its properties is subject or result in the creation of any liens or encumbrances upon its assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities.

          5.1.12 LICENSES. All licenses, permits, and other governmental authorizations that are required in connection with Gaskill's business have been obtained, are in full force and effect as of the date hereof, and will be in full force and effect on the Effective Date. Such licenses, permits, and authorizations are valid and sufficient for all business presently carried on by it, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities. Section 5.1.12 of the Disclosure Schedule contains a list of all such licenses, permits and authorizations and all applications therefor.

          5.1.13  ABSENCE OF MATERIAL ADVERSE CHANGES.  Except as set forth in
Section 5.1.13 of the Disclosure Schedule, since November 30, 1994, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Gaskill.

          5.1.14  ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth on Section
5.1.14 of the Disclosure Schedule is a complete and accurate listing of all litigation, administrative and other proceeding to which Gaskill is a party. There are no actions, proceedings or investigations pending, or to the knowledge of the Shareholder, the directors or the executive officers of Gaskill, threatened or contemplated, against or relating to Gaskill or any of its properties or assets (and none of such directors or officers nor the Shareholder are aware of any facts that would give rise to any such claim), which would materially and adversely affect the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Gaskill, or the ability of Gaskill to consummate the Merger as contemplated hereby. Gaskill has previously delivered to FSI and FSC a copy of a settlement agreement by and between Gaskill and Timothy Foley, an individual previously associated with Gaskill, ("Foley") pursuant to which Foley fully releases Gaskill from all liability in connection with certain claims and demands previously made or threatened against Gaskill by Foley.

          5.1.15 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Shareholder and Gaskill directly with FSC and FSI without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of the Shareholder or Gaskill in such a manner as to give rise to any valid claim against the Shareholder, Gaskill, FSC or FSI for a brokerage commission, finder's fee or like payment.

          5.1.16 MATERIAL CONTRACTS. Section 5.1.16 of the Disclosure Schedule is a complete and accurate list of the following contracts, agreements, and other legally binding arrangements (hereinafter collectively referred to as "ARRANGEMENTS"), to which Gaskill is a party on the date hereof:

               (a) any arrangement with any employee, agent or independent contractor;

               (b) any management incentive, bonus or compensation plans not described in Section 5.1.18 of this Agreement;

               (c) any arrangement or group of related arrangements (including the lease of real or personal property from or to third parties) providing for payments in excess of $5,000 per annum or in excess of $20,000 for the remaining term of the arrangement;

               (d) any arrangement in which Gaskill is participating as a general partner or joint venturer;

               (e) any arrangement which shall survive the Closing under which Gaskill has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $20,000;

               (f) any arrangement restricting the ability of Gaskill to compete with others;

               (g) any arrangement between the Shareholder, on the one hand, and Gaskill, on the other hand;

               (h) any arrangement pursuant to which the Shareholder has promised to pay, or loan any amount to, or sold, transferred or leased any property or assets to or from Gaskill;

               (i) any arrangement requiring Gaskill to pay severance or similar payments as a result of the transactions contemplated hereby;

               (j) any other material arrangement which will survive the Closing not entered into in the ordinary course of business;

               (k)  any general power of attorney or similar arrangement;

               (l) any arrangement for the sale of any of Gaskill's assets other than in the ordinary course of business or for the grant of any preferential rights to purchase any of its assets;

               (m) any arrangement under which Gaskill agrees to indemnify any party against tax liability;

               (n) material arrangements that can be canceled without liability, premium or penalty only on ninety days' or more notice; or

               (o) any arrangement for data processing services providing for payments in excess of $20,000 for the remaining term of the arrangement.

Gaskill has made available to FSC and FSI a correct and complete copy of each written arrangement listed in Section 5.1.16 of the Disclosure Schedule. With respect to each arrangement so listed, except for such of the following as to which the failure to be true and correct would not have a material adverse effect: (1) the arrangement is in full force and effect; (2) Gaskill is not in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Gaskill, or permit termination, modification, or acceleration against Gaskill under the arrangement applicable to it; (3) Gaskill has not repudiated or waived any material provision of any such arrangement; (4) no other party to any such arrangement is in default in any respect thereunder; and (5) with respect to any lease disclosed pursuant to this Section 5.1.16, all rents and other amounts currently due thereunder have been paid; no waiver or indulgence or postponement of any obligation thereunder has been granted by any lessor or sublessor; and Gaskill has not received any notice that it has breached any term, condition or covenant.

          5.1.17 COMPLIANCE WITH LAWS. Except as set forth in Section 5.1.17 of the Disclosure Schedule, the conduct by Gaskill of its business does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Gaskill.

          5.1.18  ERISA.

          (a) Section 5.1.18 of the Disclosure Schedule contains a true and complete list of each material employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Gaskill (the "PLANS"). Gaskill has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Gaskill.

          (b) With respect to each of the Plans, Gaskill has heretofore delivered to FSC and FSI true and complete copies of each of the following documents: (i) each Plan and related trust, if any, (including all amendments thereto), (ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan, (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA, and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under
     Section 401 of the Code.

          (c) All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements.

          (d) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

          (e) Except as set forth in Section 5.1.18 of the Disclosure Schedule, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Gaskill, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

          (f) There are no pending or, to Gaskill's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (g) Except as set forth in Section 5.1.18 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events)
     (i) entitle any current or former employee of Gaskill to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

          5.1.19 BANK ACCOUNTS. Section 5.1.19 of the Disclosure Schedule lists (a) the names of each bank, savings and loan, or other financial institution in which Gaskill has an account, and the account numbers and names of all persons authorized to draw thereon or have access thereto, and (b) the location of all lockboxes and safe deposit boxes of Gaskill and the names of all persons authorized to draw thereon or have access thereto. At the Closing Date, Gaskill shall not have any such account, lockbox or safe deposit box other than those listed in Section 5.1.19 of the Disclosure Schedule.

          5.1.20 BOOK OF BUSINESS. Section 5.1.20 of the Disclosure Schedule contains a complete and accurate listing of Gaskill's "book of business" (as such term is used in the insurance industry), which identifies every policy that is a part thereof and, for each insured thereunder: (a) the insured's name, (b) premium, (c) the insuring company, (d) the term, and

(e) the commission. Except as set forth in such Section, Gaskill has remitted to the applicable carrier all premiums received on or before the date hereof.

          5.1.21 ACCOUNTS RECEIVABLE. Section 5.1.21 of the Disclosure Schedule contains a complete and accurate list of all accounts receivable held by Gaskill on the date hereof with respect to business effective on or after the Effective Date. All accounts receivable listed thereon (a) have arisen in the ordinary course of business, (b) represent valid obligations due to Gaskill and that are enforceable in accordance with their terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally or (ii) general principles of equity, and (c) will be collectible at their face amounts, subject only to the normal allowance for doubtful accounts.


          ARTICLE SIX - ACKNOWLEDGEMENTS BY GASKILL AND THE SHAREHOLDER

     SECTION 6.1 ACKNOWLEDGEMENTS BY GASKILL AND THE SHAREHOLDER. Gaskill and the Shareholder hereby acknowledge and agree as follows:

          6.1.1 FSC STOCK NOT REGISTERED. The shares of FSC Common Stock to be issued in the Merger have not, and at the time of issuance will not have been, registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any state securities or "blue sky" laws, and are being offered and issued to the Shareholder pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities laws; and further acknowledge and agree that:

               (a) such shares of FSC Common Stock may not be resold, pledged, transferred, hypothecated or otherwise disposed except (i) pursuant to an effective registration statement covering such shares under the Securities Act and relevant state securities laws, as provided for under Section 7.2, or (ii) upon delivery to FSC by the holders thereof of an opinion of counsel reasonably acceptable to FSC that, with respect to such shares, registration is not required under the Securities Act or under any state securities laws; and

               (b) a notation will be made upon the appropriate records of FSC and its transfer agent and upon the certificate or certificates representing such shares that transfer of such shares will not be permitted without compliance with such restrictions and conditions.

          6.1.2 FINANCIAL STATUS. The Shareholder has reached the age of majority, has adequate means of providing for his current needs and personal contingencies, is able to bear the economic risks of an investment in such shares of FSC Common Stock, and has no need for liquidity in such investment.

          6.1.3 INVESTMENT INTENT. The Shareholder is acquiring such shares of FSC Common Stock for his own account and not with a view toward resale or distribution thereof, and the Shareholder does not now have any reason to anticipate any change in his respective circumstances or other particular occasion or event that would cause him to sell any of such shares of FSC Common Stock.

          6.1.4 ACCESS TO INFORMATION. The Shareholder has received and had an opportunity to review copies of FSC's 1993 Annual Report to Shareholders, 1993 Annual Report on Form 10-K, 1993 Proxy Statement, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994. FSC has previously made available to the Shareholder at reasonable times the opportunity to ask questions and receive answers concerning the terms and conditions of the Merger and the business and prospects of FSC.

          6.1.5 KNOWLEDGE AND EXPERIENCE. The Shareholder, with his advisors, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investing in FSC Common Stock.


                   ARTICLE SEVEN - COVENANTS, REPRESENTATIONS
                          AND WARRANTIES OF FSC AND FSI

     SECTION 7.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSI. FSC and FSI jointly and severally represent and warrant to and agree with Gaskill and the Shareholder as of the date of this Agreement and as of the Closing Date as follows:

          7.1.1  ORGANIZATION, CONDUCT OF BUSINESS, ETC.  Each of FSC and FSI
(a) is duly incorporated and validly existing and in good standing under the laws of the State of Delaware (in the case of FSC), or the State of Utah (in the case of FSI), (b) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on FSC and its consolidated subsidiaries, and (d) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FSC and its consolidated subsidiaries.

          7.1.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of FSC and FSI has all necessary corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by their respective Boards of Directors (or the Executive Committee in the case of FSC) and by FSI's sole shareholder, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each, enforceable against each in accordance with its terms.

          7.1.3 FSC REPORTS. Since January 1, 1993, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the United States Securities and Exchange Commission (the "SEC") including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (b) the Federal Reserve Board, (c) the Office of the Comptroller of the Currency, and (d) the FDIC. All such reports and statements filed with the SEC, the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, and other applicable state securities or insurance authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, to the best knowledge of the officers of FSC or FSI, as appropriate, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          7.1.4 FSC FINANCIAL STATEMENTS; TAX RETURNS. FSC's Consolidated Balance Sheets as of December 31, 1992 and December 31, 1993, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore, or hereafter to be, delivered to Gaskill, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC and FSI have filed all federal, state and local tax returns and forms, which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, FSC or FSI (as the case may be) has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

          7.1.5 OTHER LIABILITIES. Except as and to the extent stated in the FSC Financial Statements provided by FSC to Gaskill, and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective businesses, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

          7.1.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1993, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries.

          7.1.7 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSI's respective Certificate or Articles of Incorporation or Bylaws, or any agreement to which FSC or FSI is a party or by which either of them is bound or to which any of their respective properties is subject or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of required regulatory authorities.

          7.1.8 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of FSC and FSI, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which would materially and adversely affect the financial condition (present or prospective), businesses, properties or operations of FSC and its consolidated subsidiaries, or the ability of FSC and FSI to consummate the Merger contemplated hereby.

          7.1.9 REGULATORY APPROVALS. FSC and FSI shall (a) use their best efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Gaskill to that end, and (b) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article Three.

          7.1.10 FSC COMMON STOCK. All of the outstanding Common Stock of FSC is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, will be duly authorized, validly issued, fully paid and nonassessable.

          7.1.11 NOTIFICATION OF ACTIONS. FSC and FSI covenant and agree to immediately notify Gaskill in the event of the breach of any of the covenants set forth in this Article Seven.

          7.1.12 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FSC and FSI directly with Gaskill and the Shareholder without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of FSC or FSI in such a manner as to give rise to any valid claim against FSC, FSI, the Shareholder or Gaskill for a brokerage commission, finder's fee or like payment.

     SECTION 7.2 ONE-TIME SECURITIES REGISTRATION RIGHT. FSC agrees with Gaskill and the Shareholder as follows:

          7.2.1 CERTAIN DEFINITIONS. All capitalized terms used herein shall have the following respective meanings:

               (a)  COMMISSION means the Securities and Exchange Commission.

               (b) EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

               (c) HOLDER, for purposes of this Section 7.2, means Douglas C. Gaskill, as the sole shareholder of Gaskill Common Stock immediately prior to Closing, who will receive, and thereby become a holder of, FSC Common Stock under the terms of this Agreement.

               (d) REGISTRABLE SECURITIES means the shares of FSC Common Stock to be received by the Holder under the terms of this Agreement. The Registrable Securities shall cease to be Registrable Securities when disposed of pursuant to an effective registration statement or transferred to any person pursuant to Rule 144 (or any successor provision) under the Securities Act or otherwise, or when they shall have ceased to be outstanding.

               (e) REGISTRATION EXPENSES means all expenses incident to FSC's performance of or compliance with its obligations under this Section 7.2 to effect a registration including, without limitation, all registration, filing, listing and NASDAQ fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees of FSC's counsel and independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and any fees and disbursements of underwriters customarily paid by issuers and sellers of securities. Moreover this term includes underwriting discounts, commissions and transfer taxes, if any, associated with any registration of FSC Common Stock provided for in this
     Section 7.2.

          7.2.2  ONE-TIME SECURITIES REGISTRATION RIGHT.

               (a) REQUEST FOR ONE-TIME REGISTRATION. In the event that FSC receives from the Holder a written request that it effect any registration, qualification or compliance with respect to all or a part of the Registrable Securities, FSC will use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or a portion of the Registrable Securities as are specified in such request; PROVIDED that FSC shall not be obligated to take any action to effect such registration, qualification or compliance pursuant to this Section 7.2 at any time within 180 days following the Closing. FSC may include in such requested registration other securities of FSC for sale, for FSC's account or for the account of any other person; provided, however, that FSC shall bear such additional expense, if any, as may be incurred in connection with the inclusion by FSC of other securities in such requested registration. Notwithstanding the foregoing, FSC shall have the right to delay any registration of Registrable Securities requested pursuant to this Section 7.2 for up to 90 days if, in the reasonable judgment of FSC's Board of Directors, (i) such registration would substantially interfere with any material transaction being considered at the time of receipt of the request from the Holder or (ii) FSC is in possession of material information that has not been disclosed to the public and FSC reasonably deems it to be advisable not to disclose such information at such time in a registration statement; PROVIDED that FSC shall furnish to the Holder a certificate signed by the President of FSC stating the grounds for the delay; AND PROVIDED that FSC may not defer its obligations in this manner more than once in any six-month period.

               (b) UNDERWRITING. If the Holder intends to distribute the Registrable Securities by means of an underwriting, he shall so advise FSC as a part of his request made pursuant to Section 7.2.2(a). In such event, if so requested in writing by FSC, the Holder shall negotiate with an underwriter reasonably acceptable to FSC with regard to the underwriting of such requested registration. FSC shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section

     7.2.2, if the underwriter advises the Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, the number of shares of Registrable Securities that may be included in the registration and underwriting may be so reduced by FSC. If the Holder disapproves of the terms of the underwriting, he may elect to withdraw therefrom by written notice to FSC and the underwriter. Any Registrable Securities which may be withdrawn under the preceding sentence from such underwriting shall, unless the Holder requests otherwise, be included in such registration but shall not be transferred in a public distribution prior to ninety days after the effective date of the registration statement relating thereto.

          7.2.3 EXPENSES. Holder shall pay all Registration Expenses incurred in connection with any registration effected pursuant to this Agreement.

          7.2.4 EFFECTIVE REGISTRATION STATEMENT. A registration shall not be deemed to have been effected unless it has become effective with the Commission; PROVIDED, that a registration which does not become effective after FSC has filed a registration statement with respect thereto with the Commission solely by reason of the Holder's failure to proceed shall be deemed to have been effected by FSC in satisfaction of FSC's obligation to effect a requested registration unless the Holder's withdrawal or election not to proceed is based upon material adverse information relating to FSC that is different from the information that is known by or available (upon request from FSC or otherwise) to the Holder at the time of the request for registration under Section 7.2.2(a) hereof. Notwithstanding the foregoing, a registration statement will not be deemed to have been effected if after it has become effective with the Commission, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or any court proceeding for any reason other than a misrepresentation or omission by the Holder.

          7.2.5  REGISTRATION PROCEDURES.

               (a) REGISTRATION PROCEDURES. If and whenever FSC is requested to effect the registration of any Registrable Securities under the Securities Act as provided in Section 7.2.2, FSC, as expeditiously as possible and subject to the terms and conditions of Sections 7.2.2, will:

                    (i) prepare and file with the Commission the requisite registration statement to effect such registration and use its best efforts to cause such registration statement to become effective, provided that before filing such registration statement or any supplement or amendment thereto, FSC will furnish to the Holder complete drafts of all such documents proposed to be filed (including exhibits), and the Holder shall have the opportunity to object to any information pertaining to the Holder and FSC will make the corrections reasonably requested by the Holder prior to filing any such registration statement or amendment;

                    (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or the expiration of 120 days after such registration statement becomes effective; PROVIDED, however, that (A) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of FSC Common Stock; and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, PROVIDED that Rule 145, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and PROVIDED FURTHER that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (1) includes any prospectus required by Section 10(a)(3) of the Securities Act or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in
          (1) and (2) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

                    (iii) promptly notify the Holder and the underwriter or underwriters, if any:

                         (A) when such registration statement or any prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any posteffective amendment thereto, when the same has become effective;

                         (B) of any written comments from the Commission with respect to any filing referred to in clause (i) and of any written request by the Commission for amendments or supplements to such registration statement or prospectus;

                         (C) of the notification to FSC by the Commission of its initiation of any proceeding with respect to the issuance by the Commission of, or of the issuance by the Commission of, any stop order suspending the effectiveness of such registration statement; and

                         (D) of the receipt by FSC of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

                    (iv) furnish to the Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Holder may request;

                    (v) use its best efforts to register or qualify all Registrable Securities covered by such registration statement under blue sky laws of such jurisdictions within the United States as the Holder shall reasonably request, to keep such registration statement qualification in effect for so long as such registration remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities owned by the Holder; PROVIDED that FSC shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not be obligated to be so qualified but for the requirements of this Section 7.2.6(a)(v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

                    (vi) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other federal or state governmental agencies or authorities as may be reasonably necessary to enable the Holder to consummate the disposition of such Registrable Securities in the United States;

                    (vii) furnish to the Holder signed counterparts, addressed to the Holder (and the underwriters, if any), of

                         (A) an opinion of counsel for FSC, dated the effective date of such registration statement or the date of any amendment or supplement thereto, including the filing of documents incorporated therein by reference (or, if such registration includes an underwritten public offering, dated the date of any closing under the underwriting agreement), and

                         (B) a "comfort" letter, dated the effective date of such registration statement or the date of any amendment or supplement thereto, including the filing of documents incorporated therein by reference and, if such registration includes an underwritten public offering, dated the date of any closing, signed by the independent public accountants who have certified FSC's financial statements included in such registration statement, in each case in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities together with an officers' certificate confirming that FSC has complied with its obligations hereunder;

               (viii) notify the Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of the Holder, as promptly as practicable, prepare and furnish to the Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

                    (ix) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.

               (b) INFORMATION ABOUT THE HOLDER. FSC may require the Holder, at his expense, to furnish FSC with such information and undertakings as it may reasonably request regarding the Holder and the distribution of the Registrable Securities as FSC may from time to time reasonably request in writing.

          7.2.6 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of Registrable Securities to the public without registration, FSC agrees to use its best efforts to:

               (a) PUBLIC INFORMATION. Make and keep public information regarding FSC available as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

               (b) SEC REPORTS. File with the Commission in a timely manner all reports and other documents required of FSC under the Securities Act and the Exchange Act; and

               (c) FSC REPORTS. So long as the Holder owns any Registerable Securities, furnish to the Holder forthwith upon written request a written statement by FSC as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of FSC, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

                           ARTICLE EIGHT - TERMINATION

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of the Boards of Directors of FSI and FSC (or Executive Committee in the case of FSC), and the Board of Directors of Gaskill; or

          (b) by the Boards of Directors of FSI and FSC (or Executive Committee in the case of FSC) or the Board of Directors of Gaskill at any time after the expiration of twelve (12) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

          (c) by Gaskill, upon written notice to FSC and FSI at any time if any material representation or warranty of FSC or FSI contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSC or FSI fails to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

          (d) by FSC and FSI upon written notice to Gaskill at any time if any material representation or warranty of Gaskill contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Gaskill or the Shareholder fails to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance.

     SECTION 8.2 EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 8.1 above, this Agreement shall become void and have no force or effect, except that provisions of this Agreement relating to confidentiality or payment of expenses and this Section shall survive the termination. Such termination shall not relieve any party of liability for any default prior to such termination.


                         ARTICLE NINE - INDEMNIFICATION

     SECTION 9.1 INDEMNIFICATION BY THE SHAREHOLDER. The Shareholder agrees that, notwithstanding the Closing or the Effective Time, and regardless of any disclosure, except disclosures made in this Agreement or the Disclosure Schedule, to or investigation at any time made by or on behalf of FSC or FSI in respect thereof, the Shareholder will indemnify and save and hold FSC and FSI harmless from and against any cost, damage, liability, loss, expense or deficiency suffered or incurred by either of them, including without limitation court and investigation costs and reasonable attorneys' fees, arising out of or resulting from (a) any inaccuracy in any representation or the breach of any covenant or warranty made by Gaskill or the Shareholder in this Agreement, or
(b) any claim by Timothy Foley in connection with any condition existing or event occurring prior to the date hereof or any claim by Lyle

Gaskill that he has or had, as of Closing, an ownership interest in Gaskill or that arises out of or relates in any way to the Stock Purchase Agreement (but excluding the promissory note references therein). The Shareholder's indemnification obligations shall survive the Closing. Such indemnification provisions are intended to and shall be the sole remedy available to FSC and FSI for misrepresentation, breach of warranty, breach of covenant or, with the exception of fraud, any other claim FSC or FSI may have against the Shareholder under this Agreement or arising out of the transactions contemplated hereby.

     SECTION 9.2 INDEMNIFICATION BY FSC AND FSI. FSC and FSI agree that, notwithstanding the Closing or the Effective Time, and regardless of any disclosure, except disclosures made in this Agreement, to or investigation at any time made by or on behalf of Gaskill or the Shareholder in respect thereof, FSC and FSI will jointly and severally indemnify and save and hold the Shareholder harmless from and against any cost, damage, liability, loss, expense or deficiency suffered or incurred by him, including without limitation court and investigation costs and reasonable attorneys' fees, arising out of or resulting from any inaccuracy in any representation or the breach of any warranty made by FSC or FSI in this Agreement and shall also indemnify the Shareholder to the extent of any personal guarantees or other undertakings made by Shareholder on behalf of Gaskill in connection with Gaskill obligations. FSC's and FSI's indemnification obligations shall survive the Closing. Such indemnification provisions are intended to and shall be the sole remedy available to the Shareholder for misrepresentation, breach of warranty, breach of covenant or, with the exception of fraud, any other claim the Shareholder may have against FSC or FSI under this Agreement or arising out of the transactions contemplated hereby.

     SECTION 9.3 LIMITS ON LIABILITY. The Shareholder shall not be required to indemnify FSC or FSI under Section 9.1(a), above, for an aggregate amount in excess of $260,000.00; provided, however, that the Shareholder shall have no indemnification obligation unless and to the extent that FSC or FSI's damages exceed $5,000.00. FSC and FSI shall not be required to indemnify the Shareholder under Section 9.2, above, for an aggregate amount in excess of $260,000.00; provided, however, that FSC and FSI shall have no indemnification obligation unless and to the extent that the Shareholder's damages exceed $5,000.00. Claims for indemnification made under this Article Nine shall be made within two (2) years from and after the Effective Time.

     SECTION 9.4 NOTICE. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, or if such party receives notice of any matter for which indemnification is to be given hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of a citation, summons or notice); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit, action or notice, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action not seeking injunctive relief, and to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, further, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.


                       ARTICLE TEN - ADDITIONAL COVENANTS

     SECTION 10.1 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material agreement or covenant contained herein by Gaskill, FSC or FSI, which breach either directly or indirectly results or would result in a failure to consummate the Merger, and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other parties for damages; provided, however, that any party may elect to forego the receipt of such payment, and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

     SECTION 10.2 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the others in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

     SECTION 10.3  NOTICES.

          10.3.1 MANNER OF GIVING NOTICE. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by telegram, by facsimile transmission ("FAX"), or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed to such address. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, but only if receipt is confirmed by a return fax signed by the addressee.

     IF TO FSC AND FSI, TO:

          First Security Insurance Inc.
          405 South Main Street
          Salt Lake City, Utah 84111
          Attention:  Daniel S. Schull
          Fax:  (801) 531-1452

          WITH A COPY TO:

          First Security Corporation
          79 South Main Street
          Salt Lake City, Utah  84111
          Attn:  Scott C. Ulbrich
          Fax:  (801) 359-6928

          AND WITH A COPY TO:

          Brad D. Hardy, Esq.
          Ray, Quinney & Nebeker
          79 South Main Street, Suite 400
          P. O. Box 45385
          Salt Lake City, Utah  84145-0385
          Fax Number:  (801) 532-7543

     IF TO GASKILL:

          Gaskill Insurance Agency, Inc.
          c/o Douglas C. Gaskill
          3125 East Kennedy
          Salt Lake City, Utah  84108

     WITH A COPY TO:

          William D. Holyoak, Esq.
          Parsons Behle & Latimer
          201 South Main Street, Suite 1800
          P. O. Box 45898
          Salt Lake City, Utah  84145-0898
          Fax:  (801) 536-6111


          10.3.2 REQUIRED NOTICE. Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article Three hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.

     SECTION 10.4 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, except for Section 2.4 of this Agreement, which establishes the conversion ratio, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

     SECTION 10.5 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Utah, without reference to principles governing choice or conflicts of laws.

     SECTION 10.6 ASSIGNMENT. The benefit of this Agreement may not be assigned or in any other manner transferred and the obligations may not be delegated. Subject to the foregoing limitation upon assignment and delegation, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors, agents, heirs and assigns.

     SECTION 10.7 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

     SECTION 10.8 EXCLUSIVE MERGER AGREEMENT. Gaskill, its Board of Directors, and the Shareholder executing this Agreement below, covenant and agree that they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Gaskill with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of Gaskill with or by any such third party.

     SECTION 10.9 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section
10.9 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 10.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

     SECTION 10.10 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement without the Merger having been consummated, return promptly to the other parties all documentation provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available through no fault of the recipient party.

     SECTION 10.11 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein. This Agreement supersedes all prior agreements between the parties hereto relating to all or part of the subject matter herein. No party has made any representations, oral or written, modifying or contradicting the terms of this Agreement. The parties may not amend, modify or cancel this Agreement except as provided herein or by a written agreement signed by all the parties to this Agreement.